300 E. Second Street, Suite 1510 Reno, NV 89501 PH (775) 788-2200 | FX (775) 786‑1177 fennemorecraig.com

June 30, 2017

Pulse Biosciences, Inc.

3957 Point Eden Way

Hayward, California 94545

Re:Resale Registration Statement on Form S-3 for Pulse Biosciences, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Pulse Biosciences, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering for resale of 1,685,032 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”) and a warrant issued on November 6, 2014, for 600 shares of common stock (the “Warrant Stock”) held by Jeanne Cantlay (the “Cantlay Warrant”), for the account of the selling shareholders identified in the Registration Statement.

We have examined originals or copies of each of the documents listed below:

1.The Amended and Restated Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3.The Cantlay Warrant;

4.The Underwriter Warrant for 10,087 shares of common stock dated June 21, 2016, between the Company and Rodney Baber;

5.The Securities Purchase Agreement, dated February 7, 2017, by and among the Company, Mahkam “Maky” Zanganeh, and Robert W. Duggan; and

Pulse Biosciences, Inc.

Re:Registration of Common Stock

June 30, 2017

6.The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter.  We have relied upon the certificates of corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete; and (iii) at the time the Cantlay Warrant is exercised, there will be sufficient authorized but unissued common stock available to allow for such issuance.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the laws of the state of Nevada.  We express no opinion concerning any securities law or rule.

Based upon the foregoing, and in reliance thereon,  we are of the opinion that:

1.	The issuance of the Common Stock has been duly authorized by the Company and the Common Stock is validly issued, fully paid and nonassessable.

2.

The Warrant Stock has been duly and validly authorized and when issued and paid for in accordance with the terms and conditions of the Cantlay Warrant, the Warrant Stock will be validly issued, fully paid and nonassessable.

This opinion is issued in the State of Nevada.  By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.  Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.  Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”  We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item

Pulse Biosciences, Inc.

Re:Registration of Common Stock

June 30, 2017

509 of Regulation S-K.  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CAD/dl